UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2012

The New York Times Company

(Exact name of registrant as specified in its charter)

New York	1-5837	13-1102020
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Eighth Avenue, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 556-1234

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The New York Times Company (the “Company”) announced that Scott Heekin-Canedy, President and General Manager of The New York Times, will retire from the Company effective December 30, 2012, in connection with the elimination of that position. On November 2, 2012, the Company and Mr. Heekin-Canedy agreed to enter into a Separation Agreement and General Release (the “Separation Agreement”).

The Separation Agreement memorializes the terms of payments and other benefits to be provided to Mr. Heekin-Canedy pursuant to existing arrangements and as agreed by the Company in connection with his departure, including, among other things: (1) a severance payment consisting of 52 weeks of his base salary, or approximately $587,000; (2) continued group health plan coverage for up to a 52-week period; and (3) continued financial planning counseling, as arranged by the Company for executives, for two years.

Mr. Heekin-Canedy will also receive other compensation and benefits to which he is entitled following his departure pursuant to the terms of the Company’s benefit plans and programs, subject to certain adjustments.

The Separation Agreement also provides for Mr. Heekin-Canedy’s release of the Company from all claims.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Separation Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
Exhibit 10.1	Form of Separation Agreement and General Release, between the Company and Scott Heekin-Canedy

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NEW YORK TIMES COMPANY

Date: November 6, 2012	By:	/s/ Kenneth A. Richieri Kenneth A. Richieri

Senior Vice President and General Counsel

Exhibit List

Exhibit Number	Description
Exhibit 10.1	Form of Separation Agreement and General Release, between the Company and Scott Heekin-Canedy